UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 1, 2004
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

225 Franklin Street, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the October 2004 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2004

By:		/s/ Adelina Louie

	Name:	Adelina Louie
	Title:	Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
October 2004

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance
 The Taiwan Stock Exchange Index (the “TAIEX”) fell 0.7% in U.S. dollar terms in October, following a 1.38% drop in September. The market’s weakness was largely attributable to the worse-than-expected third quarter earnings results announced by the technology firms and weaker-than-anticipated guidance for the remainder of 2004 and for 2005. A greater than anticipated interest rate increase by the Central Bank of Taiwan also added negative sentiment to the market. In terms of fund flows, foreign investors remained net buyers in the amount of US$1.28 billion in October, ahead of the Morgan Stanley Capital International (“MSCI”) re-weighting changes with respect to the Taiwan market at the end of November, while local mutual funds and proprietary trades turned net sellers of US$213 million and US$51 million, respectively. In terms of sector performance, the technology sector fell for the second consecutive month, dropping by 1.7% in October as a result of disappointing earnings results for the third quarter and weak guidance for the fourth quarter. The worse performing portions of the technology sector included foundry and Thin Film Transistor-Liquid Crystal Display (“TFT-LCD”), as a result of falling utilization rate and pricing erosion due to inventory digestion. The banking sector was the best performing sector, advancing 4.5% during the month, followed by the industrial and retail sectors with respective gains of 2.6% and 1.1% during the month. In October, the Fund outperformed the TAIEX by 0.4% due to the Fund’s under-weighting of TFT-LCD and over-weighting of downstream IT hardware. During the month, our over-weighting in the telecommunications sector and under-weighting in semiconductors and plastics were based on our conservative view on the market outlook.

Market outlook and portfolio strategy
 We expect the TAIEX to continue a consolidation trading range through the end of 2004, with potential upward movement driven by healthy domestic demand and the industrial cyclical shares. Other then these two factors, we expect positive foreign inflows due to the upcoming MSCI re-weighting in Taiwan. However, we still hold a neutral view on technology shares. In terms of valuations, the recent market correction resulted in undemanding valuations of the TAIEX, with the market trading at a price-to-earnings multiple of 12.8 times in October, compared to 13.2 times in September, which is still at the lower band of historical trading range. Our strategy is to reduce the weighing of cyclical growth stocks on any share rebound and move to defensive sectors in the near-to-mid terms. For the longer-term strategy, we will increase weighting in domestic demand consumption plays, while continue to hold our downstream technology blue-chip stocks with sustainable earnings, and increase exposure in small-caps stock with steady growth.

Total Fund Sector Allocation

As of 10/31/04	% of	% of
	Total Fund	TAIEX
Finance	20.30	21.59
PC & Peripherals	14.20	13.68
Semiconductor	13.50	17.03
Telecommunications	11.70	6.77
Electronics	10.10	8.94
Plastics	9.00	11.17
Iron & Steel	5.20	3.89
Retail	3.90	0.79
Others & Miscellaneous	2.20	5.25
Automobiles, Tires & Accessories	2.10	1.82
Chemicals	1.60	1.40
Shipping	1.50	2.94
Textiles & Apparel	0.00	1.78
Electrical Equipment	0.00	1.30
Cement	0.00	0.93
Wire & Cable	0.00	0.72
Total	95.30	100.00
Cash	4.70
Tech	49.50	46.78
Non-Tech	30.20	31.63
Financial	20.30	21.59

Total Net Assets: US$209.82 Million

Top 10 Holdings of Total Fund Portfolio

As of 10/31/04	% of Total Portfolio
Chunghwa Telecom Co. Ltd.	7.90
Asustek Computer, Inc.	6.13
China Steel Corp.	5.23
Mega Financial Holding Co.	4.80
Chinatrust Financial Holding Co. Ltd.	4.63
Cathay Financial Holding Co. Ltd.	4.59
Hon Hai Precision Industry Co. Ltd.	4.58
Taiwan Semiconductor Manufacturing Co.	4.52
Taishin Financial Holdings Co. Ltd.	4.16
President Chain Store Corp.	3.86
Total	50.40

NAV: US$12.82	Price: US$10.95	Discount: -14.59%
No. of Shares: 16.3 Million

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Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	-0.31	-0.71
Fiscal Year to Date**	0.31	0.88
One Year	-5.94	-3.99
Three Years	10.66	14.74
Five years	-8.93	-6.79
Ten Years	-2.42	-3.76
Since Inception	9.24	10.40
*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

** The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Premium/Discount of TWN Taiwan Fund Premium/Discount 60%01/01/1993-10/31/2004 40% 20% 0% -20% -40% 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004

Market Data

	As of 09/30/04	As of 10/31/04
TAIEX	5845.69	5705.93
% change in NTD terms	1.39	-2.39
% change in USD terms	-1.38	-0.71
NTD Daily avg. trading volume (In Billions)	76.34	82.63
USD Daily avg. trading volume (In Billions)	2.25	2.47
NTD Market Capitalization (In Billions)	13125.40	13195.56
USD Market Capitalization (In Billions)	386.27	395.02
FX Rate: (NT$/US$)	33.98	33.405

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang

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